                                                                      EXHIBIT 3a


                            ROWAN COMPANIES, INC.

                               Amendment Dated
                            April 26, 1996 to the
                           Bylaws of the Company,
                                 as Amended





        Section 2. Classes of Directors and Term of Office. As provided in the Certificate of Incorporation, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such class of directors of which he is a member was elected. Effective as of April 26, 1996 each class of directors, Class I, Class II and Class III, shall have three directors. Each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal for cause.